UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Golden Falcon Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

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Supplement to Definitive Proxy Statement

On November 21, 2022, Golden Falcon Acquisition Corp. (the “Company”) filed a definitive proxy statement (the “definitive proxy statement”) for the solicitation of proxies in connection with a special meeting of the Company’s stockholders to be held on December 16, 2022 (the “Special Meeting”) to consider and vote on, among other proposals, a proposal to extend (the “Extension”) the date by which the Company has to consummate an initial business combination from December 22, 2022 to June 22, 2023, or such earlier date as determined by the Company’s board of directors (such later date, the “Extended Date”). The Company desires to supplement the definitive proxy statement as set forth below.

The Company is currently holding the funds in its trust account in money market funds which are accruing interest at a rate of 3.77% as of the date hereof. If the Extension is implemented, the Company plans to continue to maintain the remaining amount in its trust account in such money market funds.

Forward-Looking Statements

This document may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding funds to be held in the Company’s trust account, as well as all other statements other than statements of historical fact included in this document, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering, as well as in the definitive proxy statement, in each case filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.